Investor Contact	Media Contact
Linda Ventresca	Joe Cohen
AXIS Capital Holdings Limited	AXIS Capital Holdings Limited
investorrelations@axiscapital.com	joseph.cohen@axiscapital.com
(441) 405-2727	(212) 715-3524

AXIS CAPITAL PROVIDES ESTIMATED NET FINANCIAL IMPACT OF FOURTH QUARTER 2017 CATASTROPHE LOSSES
AND PROVIDES AN INITIAL ASSESSMENT OF THE IMPACT OF U.S. TAX REFORM

Pembroke, Bermuda, January 17, 2018 - AXIS Capital Holdings Limited (“AXIS Capital” or the “Company”) (NYSE: AXS) today announced that its preliminary estimate of the total net financial impact from fourth quarter 2017 catastrophe and weather-related losses is $130 million, net of tax and estimated recoveries from reinsurance and retrocessional covers, and including the impact of estimated reinstatement premiums.

This estimate updates the $35 million to $45 million initial range to $54 million related to the October 2017 Northern California wildfires previously disclosed by the Company in its Quarterly Report on Form 10-Q for the 2017 third quarter and includes a preliminary estimate of $38 million related to the recent wildfires in Southern California as well as $38 million related to other events. Other event losses are primarily attributable to an aggregate excess of loss reinsurance cover which was impacted by various 2017 catastrophe and weather-related events.

Both the insurance and reinsurance segments of the Company contributed to these after-tax net losses. AXIS Capital acquired the shares of Novae Group plc (“Novae”) on October 2, 2017. The results of Novae are included in AXIS Capital's results from that date.

The Company also reaffirmed its previously disclosed estimate of the total net financial impact from third quarter 2017 catastrophe losses.

AXIS Capital’s loss estimate is primarily based on its ground-up assessment of losses from individual contracts and treaties exposed to the affected regions, including preliminary information from clients, brokers and loss adjusters. Industry insured loss estimates, market share analyses and catastrophe modeling analyses were also taken into account where appropriate. Due to the nature of the catastrophe and weather-related losses, including the complexity of loss assessment and factors contributing to the losses, and the preliminary nature of the information available to prepare these estimates, future estimates

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

of losses and reinsurance recoveries and the actual ultimate amount of losses and reinsurance recoveries for these events may be materially different from this current estimate.

As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% enacted as part of the Tax Cuts and Jobs Act of 2017 ("U.S. Tax Reform"), AXIS Capital expects to recognize a tax charge in the fourth quarter of 2017 related to the revaluation of its net Deferred Tax Asset ("DTA"). This charge is estimated to be approximately $42 million and will not affect the Company’s non-GAAP operating net income, a non-GAAP financial measure. Based on its preliminary assessment, the Company does not currently expect U.S. Tax Reform to have a material impact going forward on its net income.

AXIS Capital’s preliminary assessment of the impact of U.S. Tax Reform is based upon the Company's current interpretation of U.S. Tax Reform, however, the ultimate impact of U.S. Tax Reform on the Company may vary as interpretive regulatory guidance on the new law is issued and corrective or supplemental legislation is enacted.

About AXIS Capital
AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2017 of $5.5 billion and locations in Bermuda, the United States, Europe, Singapore, Middle East, Canada and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A+” (“Superior”) by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.

Follow AXIS Capital on LinkedIn: https://www.linkedin.com/company/axis-capital/ and Twitter: https://twitter.com/AXIS_Capital

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include information regarding our estimates of losses related to catastrophe and weather events and our estimates of the effects of U.S. Tax Reform on our results of operations. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; the use of industry catastrophe models and changes to these models; general economic conditions; contingencies associated with our quarterly and annual financial accounting procedures and our ongoing assessment of the effects of U.S. Tax Reform on our results of operations; and the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com